EXHIBIT 1.1

16,000,000

The Wet Seal, Inc.

Class A Common Stock, par value $0.10 per share

UNDERWRITING AGREEMENT

December 21, 2006

CREDIT SUISSE SECURITIES (USA) LLC,

As Representative of the Several Underwriters,

    Eleven Madison Avenue,

        New York, NY 10010-3629

Dear Sirs and Mesdames:

1. Introductory. The stockholders listed in Schedule A hereto (“Selling Stockholders”) propose severally and not jointly to sell an aggregate of 16,000,000 outstanding shares (“Firm Securities”, consisting of 6,503,092 outstanding shares (“First Tranche Securities”), 5,594,108 outstanding shares (“Second Tranche Securities”) and 3,902,800 outstanding shares (“Third Tranche Securities”)) of the Class A Common Stock, par value $0.10 per share (“Securities”), of The Wet Seal, Inc., a Delaware corporation (“Company”), and the Selling Stockholders also propose to sell to the Underwriters, at the option of the Underwriters, an aggregate of up to 2,400,000 additional outstanding shares (“Optional Securities”) of the Securities in the respective amounts as set forth in Schedule A hereto. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”. The Selling Stockholders hereby agree with the Company and with the several Underwriters named in Schedule B hereto (“Underwriters”) as follows:

2. Representations and Warranties of the Company and the Selling Stockholders. (a) The Company represents and warrants to, and agrees with, the several Underwriters that:

(i) The Company has filed with the Commission a registration statement on Form S-3 (No. 333-125012) covering the registration of the Offered Securities under the Act, including a related preliminary prospectus. At any particular time, this registration statement, in the form then on file with the Commission, including all material then incorporated by reference therein and then deemed to be a part of the registration statement, and all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Registration Statement”.

As of the time of execution and delivery of this Agreement, the Registration Statement has been declared effective under the Act and is not proposed to be amended. The Offered Securities all have been registered under the Act pursuant to the Registration Statement.

For purposes of this Agreement:

“430A Information”, with respect to any registration statement, means information included in a prospectus and retroactively deemed to be a part of such registration statement pursuant to Rule 430A(b).

“430C Information”, with respect to any registration statement, means information included in a prospectus then deemed to be a part of such registration statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 4:15 p.m. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Date” means the date of the Effective Time of the Registration Statement.

“Effective Time” means the date and time as of which the Registration Statement was declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430A Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule C hereto.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Registration Statement” without reference to a time means the Registration Statement as of its Effective Time. For purposes of the foregoing definitions, 430A Information with respect to a Registration Statement shall be considered to be included in such Registration Statement as of the time specified in Rule 430A.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to a particular time means the base prospectus dated as of July 29, 2005 included in the Registration Statement together with, immediately prior to that time, any document incorporated by reference therein and any 430A Information or 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430A Information shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus is filed with the Commission pursuant to Rule 424(b) or Rule 462(c) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(ii) (A)(1) On the Effective Date, (2) on the date of this Agreement and (3) at each Closing Time and on each Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b), at each Closing Time and on each Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.

(iii) (A) At the time of initial filing of the Registration Statement and (B) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (1) the Company or any other Subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (2) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.

(iv) As of the Applicable Time, neither (A) the General Use Issuer Free Writing Prospectus(es), if any, issued at or prior to the Applicable Time, the preliminary prospectus supplement dated December 14, 2006 (which, together with the prospectus included in the Registration Statement at the time it was declared effective, is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule C to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (B) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(c) hereof.

(v) Each Issuer Free Writing Prospectus, if any, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representative as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus, if any, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representative and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(vi) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), business, results of operations, properties or prospects of the Company and its Subsidiaries taken as a whole, materially and adversely affect the ability of the Company to perform its obligations hereunder, or otherwise affect the validity of the Offered Securities (“Material Adverse Effect” ).

(vii) Each subsidiary of the Company (each, a “Subsidiary” and, collectively, the “Subsidiaries”) is listed on Schedule L hereto; each Subsidiary has been duly incorporated and is an existing corporation and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power to own its properties and conduct its business as described in the General Disclosure Package, except where failure to be so incorporated and in good standing would not have a Material Adverse Effect; and each subsidiary of the Company is duly qualified to do business as a foreign corporation or other business organization in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where such failure to so qualify would not have a Material Adverse Effect; all of the issued and outstanding capital stock of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each Subsidiary owned by the Company, directly or through Subsidiaries, is owned free from liens, encumbrances and defects except as described in the General Disclosure Package.

(viii) The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are, and, when the Offered Securities have been issued, delivered and paid for in accordance with the terms of the applicable Convertible Securities at each Closing Time and on each Closing Date, such Offered Securities will have been, validly issued, fully paid and nonassessable, will conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder. Any unissued Offered Securities issuable upon conversion of the Convertible Securities (as hereinafter defined) have been duly authorized by the Company and validly reserved for issuance, and, at the time of delivery of such Offered Securities to the Underwriters, such Offered Securities will be validly issued, fully paid and non-assessable and will conform to the description thereof in the Registration Statement, the General Disclosure Package and the Final Prospectus. With respect to the Offered Securities to be issued upon the exercise or conversion of Convertible Securities, the Company has instructed the transfer agent to credit such Offered Securities to the account of each Selling Stockholder selling such Offered Securities immediately upon the effectiveness of the exercise or conversion of such Convertible Securities and delivery of payment therefor.

(ix) Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(x) Except as disclosed in the General Disclosure Package and except with respect to the securities that are included in the Registration Statement, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”). Other than the Selling Stockholders, no person has the right to participate in this offering pursuant to any contract, agreement or understanding.

(xi) The Offered Securities are listed on the NASDAQ Global Market, subject to notice of issuance.

(xii) No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Offered Securities by the Selling Stockholders, except such as have been obtained, or made and such as may be required under state securities laws.

(xiii) Except as disclosed in the General Disclosure Package, the Company and its Subsidiaries have good and marketable title to all material real properties and all other material properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and, except as disclosed in the General Disclosure Package, the Company and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions except as would not interfere with the use made or to be made thereof by them except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xiv) The execution, delivery and performance of this Agreement, and the issuance and sale of the Offered Securities will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their properties, or any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the properties of the Company or any of its Subsidiaries is subject; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.

(xv) Neither the Company nor any of its Subsidiaries is in violation of its respective charter or by-laws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(xvi) This Agreement has been duly authorized, executed and delivered by the Company.

(xvii) The Company and its Subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted except where the failure to obtain such Licenses or to be in compliance would not have a Material Adverse Effect; neither of the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xviii) Other than as described in the General Disclosure Package, no labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company does not have knowledge of any existing or imminent labor disturbance by the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, that, in any such case, would reasonably be expected to have a Material Adverse Effect.

(xix) The Company and its Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them except where the failure to obtain such intellectual property rights would not have a Material Adverse Effect; neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xx) Except as disclosed in the General Disclosure Package, neither the Company nor any of its Subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company does not have knowledge of any pending investigation which would reasonably be expected to lead to such a claim.

(xxi) The statements in the General Disclosure Package and the Final Prospectus under the headings “Material U.S. Federal Income Tax Consequences”, “Description of Capital Stock”, “Description of the Notes”, “Description of the January Warrants” and “Description of Registration Rights”, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are, in all material respects, accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(xxii) Any third-party statistical and market-related data included or incorporated by reference in the Registration Statement or the General Disclosure Package are based on or derived from sources that the Company reasonably and in good faith believes to be reliable and accurate.

(xxiii) Except as set forth in the General Disclosure Package, the Company, its Subsidiaries and the Company’s Board of Directors (the “Board”) are, in compliance with Sarbanes-Oxley and all applicable Exchange Act Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls in each case as contemplated under Rule 13a-15 and 15d-15 of the Exchange Act (collectively, “Internal Controls”) that comply, with the Securities Laws and are sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. General Accepted Accounting Principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the Company has adopted and applies corporate governance guidelines. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Other than as set forth in the General Disclosure Package, the Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(xxiv) A member of the Audit Committee has confirmed to the Chief Executive Officer that, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (A) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies, (B) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years or (C) any Internal Control Event.

(xxv) Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its Subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge, threatened or contemplated.

(xxvi) The restated financial statements included in the Registration Statement and the General Disclosure Package present fairly the financial position of the Company and its consolidated Subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis and the schedules included in each Registration Statement present fairly the information required to be stated therein.

(xxvii) Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (A) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries, taken as a whole that is material and adverse, (B) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (C) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its Subsidiaries.

(xxviii) The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds from the Convertible Securities as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(xxix) No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(c)(ii) hereof.

(xxx) The Company has not received any written comments from the Commission staff in connection with the Company’s reports under the Exchange Act that remain unresolved.

(b) Each Selling Stockholder severally and not jointly represents and warrants to, and agrees with, the several Underwriters that:

(i) Such Selling Stockholder is validly existing and in good standing under the laws of the jurisdiction of its organization.

(ii) Such Selling Stockholder (excluding Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore Ltd. and GPC XLIII, LLC (collectively, the “Prentice Entities”) and S.A.C. Capital Associates, LLC) has placed in custody under a Custody Agreement (the

“Custody Agreement”, and, collectively, the “Custody Agreements”) for delivery under this Agreement, (A) certificates in negotiable form (with, if required, signature guaranteed by a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program) or valid securities entitlements in book-entry form representing Offered Securities and/or (B) certificates representing shares of the Company’s Series C Preferred Stock, which are convertible into Common Stock, Series B, C or D Warrants, which are exercisable for Common Stock and/or Notes due January 12, 2012, which are convertible into Common Stock, each in negotiable and proper deliverable form (collectively, the “Convertible Securities”) (with, if required, signature guaranteed by a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program) and, to the extent required, a duly executed stock power or powers, in blank, bearing the signature of the such Selling Stockholder so guaranteed, together with duly completed and executed irrevocable exercise and conversion notices in respect of such Convertible Securities (the “Conversion Notices”); and the shares of Common Stock represented by such certificates or securities entitlements, together with the shares of Common Stock issuable upon the exercise or conversion, as applicable, of such Convertible Securities, together represent (and the Conversion Notices cover) no less than the number of Offered Securities to be sold by such Selling Stockholder hereunder.

(iii) Such Selling Stockholder (excluding the Prentice Entities and S.A.C. Capital Associates, LLC) has duly and irrevocably (subject to the requirement that all Firm Securities being sold by such Selling Stockholder in each tranche are no longer beneficially owned by such Selling Stockholder at the time any conversion or exercise notice of Convertible Securities is submitted for a subsequent tranche) executed and delivered a power of attorney (the “Power of Attorney”) appointing Messrs. Mathew Hoffman and Michael Weiss as attorneys-in-fact (the “Attorneys-in-Fact”), with full power of substitution, and with full authority (exercisable by any one or more of them) to execute and deliver this Agreement on such Selling Stockholder’s behalf and to take such other action as may be necessary or desirable to carry out the provisions hereof on behalf of the Selling Stockholder.

(iv) Such Selling Stockholder has full right, power and authority, corporate or otherwise, to enter into this Agreement, the Custody Agreement and the Power of Attorney.

(v) This Agreement has been duly authorized, executed and delivered by or on behalf of such Selling Stockholder.

(vi) Each of the Custody Agreement and the Power of Attorney has been duly authorized, executed and delivered by such Selling Stockholder (excluding the Prentice Entities and S.A.C. Capital Associates, LLC) and constitutes a valid and legally binding instrument enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(vii) The execution and delivery by such Selling Stockholder, and the performance by such Selling Stockholder of its obligations under, this Agreement, the Custody Agreement and the Power of Attorney and the consummation by such Selling Stockholder of the transactions herein and therein contemplated will not contravene any provision of applicable law or the organizational documents of such Selling Stockholder or any agreement or other instrument binding upon such Selling Stockholder or any of its assets or any judgment, order or decree of any governmental body, agency or court having jurisdiction over such Selling Stockholder or any of its assets, except where such contravention would not individually or in the aggregate materially and adversely affect the ability of such Selling Stockholder to consummate the transactions contemplated hereby, and no consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by such Selling Stockholder for the performance by such Selling Stockholder of its obligations under this Agreement, except (A) such as have been obtained or made, (B) such as may be required under state securities laws, (C) such as may be required by the securities laws of any jurisdiction outside the United States of America and (D) the filing of any document by such Selling Stockholder pursuant to Section 13 or Section 16 of the Exchange Act.

(viii) With respect to any Offered Securities to be sold by such Selling Stockholder that are outstanding on the date of this Agreement, such Selling Stockholder has, and at each Closing Time or on each Optional Closing Date will have good and valid title to, and full right, power and authority to sell, assign, transfer and deliver the Offered Securities to be delivered by such Selling Stockholder at such Closing Time or on each Optional Closing Date hereunder; with respect to any Offered Securities to be sold by such Selling Stockholder that are to be issued upon conversion or exercise of Convertible Securities, such Selling Stockholder will have at each Closing Time or on each Optional Closing Date good and valid title to, and full right, power and authority to sell, assign, transfer and deliver such Offered Securities; and upon delivery of the certificates or securities entitlements representing the Offered Securities to be sold by such Selling Stockholder hereunder (including any Offered Securities to be issued upon conversion or exercise of the Convertible Securities) and payment therefor pursuant hereto, the several Underwriters will acquire valid and unencumbered title to the Offered Securities to be delivered by such Selling Stockholder hereunder at such Closing Time or on each Optional Closing Date.

(ix) (A)(1) On their respective Effective Dates, (2) on the date of this Agreement and (3) at each Closing Time and on each Closing Date, the Registration Statement did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b), and at each Closing Time and on each Closing Date, the Final Prospectus will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of the Applicable Time, neither (i) the General Disclosure Package nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. This Section 2(b)(ix) applies only to such Selling Stockholder to the extent that any statements in or omissions from the Registration Statement, the Final Prospectus, the preliminary prospectus supplement dated December 14, 2006 or any Limited Use Issuer Free Writing Prospectus are made in reliance and in conformity with written information relating to such Selling Stockholder furnished to the Company by such Selling Stockholder specifically for use therein, it being understood and agreed that the only such information furnished by such Selling Stockholder consists of all the information pertaining to such Selling Stockholder as set forth in the preliminary prospectus supplement dated December 14, 2006 and the Final Prospectus under the caption “Selling Stockholders”.

(x) There are no material agreements or arrangements relating to the Company or its Subsidiaries to which such Selling Stockholder is a party, which are required to be described in the Registration Statement, the Final Prospectus or the General Disclosure Package or to be filed as exhibits thereto that are not so described or filed.

(xi) Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between such Selling Stockholder and any person relating to the transactions contemplated hereby that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, each Selling Stockholder agrees, severally and not jointly, to sell to the Underwriters, and each Underwriter agrees, severally and not jointly, to purchase from each Selling Stockholder, at a purchase price of $5.64 per share, that number of Firm Securities (rounded up or down, as determined by the Representative in its discretion, in order to avoid fractions) obtained by multiplying the number of Firm Securities set forth opposite the name of such Selling Stockholder in the column entitled “Total Firm Securities” in Schedule A hereto by a fraction the numerator of which is the number of Firm Securities set forth opposite the name of such Underwriter in Schedule B hereto and the denominator of which is the total number of Firm Securities.

Certificates in negotiable form or, if applicable, valid securities entitlements in book entry form, for the Offered Securities and Convertible Securities have been placed in custody, for delivery under this Agreement, under Custody Agreements made with American Stock Transfer & Trust Company, as custodian (“Custodian”), for all Selling Stockholders other than the Prentice Entities and S.A.C. Capital Associates, LLC. Each Selling Stockholder (other than the Prentice Entities and S.A.C. Capital Associates) agrees that the shares or Convertible Securities represented by the certificates and securities entitlements held in custody for such Selling Stockholder under such Custody Agreements are subject to the interests of the Underwriters hereunder, that the arrangements made by such Selling Stockholder for such custody are to that extent irrevocable, and that the obligations of such Selling Stockholder hereunder shall not be terminated by operation of law, whether by the death of any individual Selling Stockholder or the occurrence of any other event, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust.

The Custodian, the Prentice Entities or S.A.C. Capital Associates, LLC, as applicable, will deliver the First Tranche Securities, Second Tranche Securities and Third Tranche Securities to the Representative for the accounts of the Underwriters, against payment of the purchase price in Federal (same day) funds by wire transfer to accounts at banks acceptable to the Representative drawn to the order of each of the Selling Stockholders, as applicable, at the office of Davis Polk & Wardwell, Menlo Park, California, at approximately 9:00 A.M., 9:30 A.M. and 10:00 A.M. (each time referred to herein as a “Closing Time”), respectively, New York time, on December 28, 2006 (it being understood that all Firm Securities shall have been delivered to the Representative no later than 10:00 A.M. New York time on such date) or at such other time not later than seven full business days thereafter as the Representative and the Custodian determine, such time being herein referred to as the “First Closing Date”. The Firm Securities so to be delivered will be in book-entry form, in such denominations and registered in such names as the Representative requests.

In addition, upon written notice from the Representative given to the Company and the Selling Stockholders from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. The Selling Stockholders agree, severally and not jointly, to sell to the Underwriters the respective numbers of Optional Securities obtained by multiplying the number of Optional Securities specified in such notice by a fraction the numerator of which is the number of shares set forth opposite the names of such Selling Stockholders in Schedule A hereto under the caption “Number of Optional Securities to be Sold” and the denominator of which is the total number of Optional Securities (subject to adjustment by the Representative to eliminate fractions). Such Optional Securities shall be purchased from each Selling Stockholder for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of Firm Securities (subject to adjustment by the Representative to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representative to the Selling Stockholders.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representative but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Custodian, the Prentice Entities or S.A.C. Capital Associates, LLC, as applicable, will deliver the Optional Securities being purchased on each Optional Closing Date to the Representative for the accounts of the several Underwriters, against payment of the purchase price in Federal (same day) funds by wire transfer to accounts at banks acceptable to the Representative drawn to the order of each of the Selling Stockholders, as applicable, at the office of Davis Polk & Wardwell, Menlo Park, California at 10:00 A.M. New York time on such date. The Optional Securities so to be delivered on each Optional Closing Date will be in book-entry form, in such denominations and registered in such names as the Representative requests.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company and the Selling Stockholders. (a) The Company agrees with the several Underwriters and the Selling Stockholders, severally and not jointly, that:

(i) The Company will file the Final Prospectus, in a form approved by the Representative, with the Commission pursuant to and in accordance with subparagraph (1) (or, if applicable and if consented to by the Representative, subparagraph (4)) of Rule 424(b) not later than the second business day following the execution and delivery of this Agreement. The Company will advise the Representative promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representative of such timely filing.

(ii) The Company will promptly advise the Representative of any proposal to amend or supplement at any time the Registration Statement or any Statutory Prospectus and will not effect such amendment or supplementation without the Representative’s consent; and the Company will also advise the Representative promptly of: (A) any amendment or supplementation of a Registration Statement or any Statutory Prospectus, (B) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (C) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (D) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(iii) If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 under the Act would be) required to be delivered under the Act in connection with sales by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representative of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representative, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representative’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(iv) As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the Effective Date of the Registration Statement (or, if later, the Effective Date of the Additional Registration Statement) which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act. For the purpose of the preceding sentence, “Availability Date” means the day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Date on which the Company is required to file its Form 10-Q for such fiscal quarter except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the day after the end of such fourth fiscal quarter on which the Company is required to file its Form 10-K.

(v) The Company will furnish to the Representative copies of each Registration Statement (one of which will be signed and will include all exhibits), each related Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representative requests. The Final Prospectus shall be so furnished on or prior to 3:00 P.M., New York time, on the business day following the execution and delivery of this Agreement. All other documents shall be so furnished as soon as available. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(vi) The Company will arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representative designates and will continue such qualifications in effect so long as required for the distribution; provided, however, that the Company will not be required to arrange for qualification of the Offered Securities in any jurisdiction in which the Company would be required to qualify to do business as a foreign corporation or to execute a general consent to service of process in order to effect such qualification of the Offered Securities.

(vii) The Company will pay all expenses incident to the performance of its obligations under this Agreement, including, without limitation, fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors.

(viii) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities in violation of Regulation M under the Exchange Act.

(ix) For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representative, provided, however, that the foregoing limitations shall not prohibit issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, grants of employee stock options or restricted stock pursuant to the terms of plans in effect on the date hereof, or issuances of Lock-Up Securities pursuant to the exercise of such options. The initial Lock-Up Period will commence on the date hereof and continue for 90 days after the date of the commencement of the public offering of the Offered Securities or such earlier date that the Representative consents to in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Representative waives, in writing, such extension. The Company will provide the Representative with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period.

(b) Each Selling Stockholder agrees with the several Underwriters and the Company that such Selling Stockholder will pay all expenses incident to the performance of the obligations of such Selling Stockholder under this Agreement and for any transfer taxes on the sale by the Selling Stockholder to the Underwriters.

6. Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior written consent of the Representative, and each Underwriter represents and agrees that, unless it obtains the prior written consent of the Company and the Representative, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representative is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities at each Closing Time on the First Closing Date and the Optional

Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the respective representations and warranties on the part of the Company and the Selling Stockholders herein, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholders of their obligations hereunder and to the following additional conditions precedent (it being understood that if, prior to the final Closing Time on the First Closing Date, any of the foregoing or any of the following conditions precedent are not met or waived such that the Underwriters do not purchase and pay for the remaining Firm Securities to be sold at such final Closing Time, regardless of whether such conditions precedent were met or waived at any previous Closing Time on the First Closing Date, then the sale of Offered Securities at such previous Closing Times shall be unwound, the Underwriters shall return such Offered Securities to the Custodian, who shall hold such securities on behalf of the Selling Stockholders (excluding the Prentice Entities and S.A.C. Capital Associates, LLC), the Prentice Entities and S.A.C. Capital Associates LLC, until further instruction from one or both Attorneys-in-Fact, the Prentice Entities or S.A.C. Capital Associates, LLC, as applicable, and GMM Capital LLC shall cause the purchase price paid by the Underwriters to the Custodian therefor to be returned to the Underwriters on the First Closing Date, the Prentice Entities shall cause the purchase price paid by the Underwriteres to the Prentice Entities therefor to be returned to the Underwriters on the First Closing Date and S.A.C. Capital Associates, LLC shall cause the purchase price paid by the Underwriters to S.A.C. Capital Associates, LLC therefor to be returned to the Underwriters on the First Closing Date:

(a) The Representative shall have received letters, dated the date hereof and each Closing Date, of Deloitte & Touche confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Schedule D hereto (except that, in any letter dated a Closing Date, the specified date referred to in Schedule D hereto shall be a date no more than three days prior to such Closing Date).

(b) The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) of this Agreement. Prior to such Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Representative, shall be contemplated by the Commission.

(c) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries taken as a whole which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or NASDAQ Global Market, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) The Representative shall have received an opinion, dated such Closing Date, of Akin Gump Strauss Hauer & Feld LLP, counsel for the Company, to the effect that:

(i) The Company is in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in the jurisdictions set forth on Schedule F hereto;

(ii) Each Subsidiary is in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each Subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except where failure to be so qualified would not have a Material Adverse Effect; all of the issued and outstanding capital stock of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each Subsidiary owned by the Company, directly or through Subsidiaries, is owned free from liens, encumbrances and defects other than as disclosed in the General Disclosure Package;

(iii) The Offered Securities delivered on such Closing Date and all other outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; the stockholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder. Any unissued Offered Securities issuable upon conversion of the Convertible Securities have been duly authorized by the Company and validly reserved for issuance, and, at the time of delivery of such Offered Securities to the Underwriters, such Offered Securities will be validly issued, fully paid and non-assessable and will conform to the description thereof in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(iv) To the best of the knowledge of such counsel, there are no contracts, agreements or understandings between the Company and any person granting such person registration rights, except with respect to the securities that are included in the Registration Statement; and, other than the Selling Stockholders no person has the right to participate in this offering pursuant to any contract, agreement or understanding;

(v) The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds from the exercise or conversion of the Convertible Securities as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act;

(vi) No consent, approval, authorization or order of, or filing with, any person (including any governmental agency or body or any court) by the Company is required for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Offered Securities by the Selling Stockholders, except such as have been obtained or made and such as may be required under state securities laws;

(vii) The execution, delivery and performance of this Agreement and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries (as defined in Rule 1-02(x) of Regulation S-X) pursuant to the charter or by-laws of the Company or of its subsidiaries (as defined in Rule 1-02(x) of Regulation S-X), any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Company or any of its subsidiaries or any of their properties, or any agreement or instrument listed as an exhibit to the Registration Statement or any document incorporated therein by reference;

(viii) The Registration Statement was declared effective under the Act as of the date and time specified in such opinion, the Final Prospectus was filed with the Commission pursuant to the subparagraph of Rule 424(b) specified in such opinion, to the best of the knowledge of such counsel, no stop order suspending the effectiveness of a Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act; the statements in the Registration Statement under the caption “Item 15. Indemnification of Directors and Officers”, the statements in the preliminary prospectus supplement dated December 14, 2006 under the captions “Description of Capital Stock” and “Material U.S. Federal Income Tax Consequences” and the statements in the base prospectus contained in the Registration Statement under the captions “Description of the Notes”, “Description of the January Warrants” and “Description of the Registration Rights” of legal matters, agreements, documents or proceedings are accurate and fair summaries thereof and present the information required to be shown; and such counsel do not know of any legal or governmental proceedings required to be described in the General Disclosure Package which are not described as required or of any contracts or documents of a character required to be described in the General Disclosure Package or to be filed as exhibits to a Registration Statement which are not described and filed as required;

(ix) This Agreement has been duly authorized, executed and delivered by the Company;

(x) The Registration Statement and the Final Prospectus, and each amendment or supplement thereto except as to the financial statements and schedules and other financial and statistical data derived therefrom and contained therein, as to which such counsel need express no opinion and such counsel assumes no responsibility for the accuracy, completeness or fairness thereof, as of their respective effective or issue dates, complied as to form in all material respects with the requirements of the Act and the Rules and Regulations; no facts have come to the attention of such counsel that would cause such counsel to believe that any part of a Registration Statement, except as to the financial statements and schedules and other financial and statistical data derived therefrom and contained therein, as to which such counsel need express no opinion and such counsel assumes no responsibility for the accuracy, completeness or fairness thereof, as of its effective date or as of such Closing Time or Closing Date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Final Prospectus or any amendment or supplement thereto, except as to the financial statements and schedules and other financial and statistical data derived therefrom and contained therein, as to which such counsel need express no opinion and such counsel assumes no responsibility for the accuracy, completeness or fairness thereof, as of its issue date or as of such Closing Time or Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; such counsel have no reason to believe that the General Disclosure Package, except as to the financial statements and schedules and other financial and statistical data derived therefrom and contained therein, as to which such counsel need express no opinion and such counsel assumes no responsibility for the accuracy, completeness or fairness thereof, as of the Applicable Time or as of such Closing Time or Closing Date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e) The Representative shall have received an opinion, dated such Closing Date, of each of Schulte Roth & Zabel LLP, counsel for Prentice Capital Partners, LP, Prentice Capital Partners QP, LP GPC XLIII, LLC, and Prentice Capital Offshore Ltd. (as to matters of New York and U.S. law) Walkers, counsel for Prentice Capital Offshore Ltd. (as to matters of Cayman Islands law), Webster Dyrud Mitchell, counsel for S.A.C. Capital Associates, LLC (as to matters of Anguilla law), Willkie Farr & Gallagher LLP, counsel for S.A.C. Capital Associates, LLC (as to matters of New York and U.S. law), and Skadden, Arps, Slate, Meagher & Flom LLP, counsel for GMM Capital, LLC to the effect set forth on Schedules G, H, I and J hereto.

(f) The Representative shall have received from Davis Polk & Wardwell, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representative may require, and the Selling Stockholders and the Company shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(g) The Representative shall have received a certificate, dated such Closing Date, of, the Chief Executive Officer and the Chief Financial Officer of the Company in which such officers shall state in their capacities as such that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to each Closing Time; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(h) The Representative shall have received a letter, dated such Closing Date, of Deloitte & Touche which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such letter will be a date not more than three days prior to such Closing Date for the purposes of this subsection.

(i) The Custodian will deliver to the Representative a letter stating that they will deliver to each Selling Stockholder a United States Treasury Department Form 1099 (or other applicable form or statement specified by the United States Treasury Department regulations in lieu thereof) on or before January 31 of the year following the date of this Agreement.

(j) To avoid a 28% backup withholding tax, each Selling Stockholder agrees to deliver to the Representative prior to closing a properly completed and executed United States Treasury Department Form W-9 or W-8 (or other applicable form or statement specified by Treasury Department regulations in lieu thereof).

(k) On or prior to the date hereof, the Representative shall have received lockup letters in a form acceptable to the Representative from each of the executive officers and directors of the Company and each Selling Stockholder, each of such officers, directors and selling stockholders being listed on Schedule E hereto.

The Selling Stockholders and the Company will furnish the Representative with such conformed copies of such opinions, certificates, letters and documents as the Representative reasonably requests. The Representative may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.

(b) The Selling Stockholders, severally and in proportion to the number of Securities sold hereunder, will indemnify and hold harmless each Indemnified Party against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange

Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, the preliminary prospectus supplement dated December 14, 2007 or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that each Selling Stockholder shall only be subject to such liability to the extent that the untrue statement or alleged untrue statement or omission or alleged omission is based upon and in conformity with written information provided by such Selling Stockholder relating to such Selling Stockholder specifically for use therein or contained in a representation or warranty given by such Selling Stockholder in this Agreement; and provided further however, that the indemnification obligation under this Section 8(b) of such Selling Stockholder shall be limited to an amount equal to the gross proceeds (after deducting underwriter discounts and commissions, but before deducting any expenses for transfer taxes or otherwise) payable to such Selling Stockholder in respect of the Offered Securities sold by such Selling Stockholder hereunder.

(c) Each Underwriter will severally and not jointly indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and each Selling Stockholder and each person, if any, who controls any Selling Stockholder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each an “Underwriter Indemnified Party”) against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representative specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession and reallowance figures appearing in the paragraph under the caption “Underwriting” and the information contained in the sales to discretionary accounts and passive market making paragraphs under the caption “Underwriting”.

(d) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(e) If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party under such paragraph as applicable shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholders on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Selling Stockholders bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Stockholders or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company, the Selling Stockholders and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(e). Notwithstanding anything herein to the contrary, the contribution obligation under this Section 8(e) of each Selling Stockholder shall be several and not joint and shall be limited to an amount equal to the gross proceeds (after deducting underwriter discounts and commissions, but before deducting any expenses for transfer taxes or otherwise) payable to such Selling Stockholder in respect of the Offered Securities sold by such Selling Stockholder hereunder. The Selling Stockholders obligation in this Section 8(e) to make contribution payments are several and not joint with respect to each other Selling Stockholder.

(f) The obligations of the Company and the Selling Stockholders under this Section shall be in addition to any liability which the Company and the Selling Stockholders may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who has signed a Registration Statement and to each person, if any, who controls the Company or the Selling Stockholders within the meaning of the Act.

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representative may make arrangements satisfactory to the Selling Stockholders for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representative and the Selling Stockholders for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Company or the Selling Stockholders, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Selling Stockholders, of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, any Selling Stockholder, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by them pursuant to Section 5 and the respective obligations of the Company, the Selling Stockholders, and the Underwriters pursuant to Section 8 shall remain in effect, and if any Offered Securities have been purchased hereunder the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representative c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, Attention: Transactions Advisory Group, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 26972 Burbank, Foothill Ranch, CA 92610, Attention: Joel M. Waller, or, if sent to the Selling Stockholders or any of them, will be mailed, delivered or telegraphed and confirmed to Mathew Hoffman and Michael Weiss, c/o Prentice Capital Management, 623 Fifth Avenue, 32nd Floor, New York, NY 10022 with a copy to Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, Facsimile: (212) 593-5955, Attention: Eleazer Klein and to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Facsimile: (212) 728-9736, Attention: Robert Stebbins; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation. The Representative will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representative will be binding upon all the Underwriters. The Attorneys-in-Fact will act for the Selling Stockholders (excluding the Prentice Entities and S.A.C. Capital Associates, LLC) in connection with such transactions, and any action under or in respect of this Agreement taken by an Attorney-in-Fact will be binding upon all the Selling Stockholders (excluding the Prentice Entities and S.A.C. Capital Associates, LLC).

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company and the Selling Stockholders acknowledge and agree that:

(a) The Representative has been retained solely to act as underwriter in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Selling Stockholders, on the one hand, and the Representative, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representative has advised or is advising the Company or the Selling Stockholders on other matters;

(b) the price of the securities set forth in this Agreement was established by or on behalf of the Selling Stockholders following discussions and arms-length negotiations with the Representative and the Company and the Selling Stockholders are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) the Selling Stockholders have been advised that the Representative and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of Company or the Selling Stockholders and that the Representative has no obligation to disclose such interests and transactions to Company or the Selling Stockholders by virtue of any fiduciary, advisory or agency relationship; and

(d) the Selling Stockholders waive, to the fullest extent permitted by law, any claims they may have against the Representative for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representative shall have no liability (whether direct or indirect) to the Company or the Selling Stockholders in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

The Company, the Selling Stockholders and Underwriters hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with the Representative’s understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Selling Stockholders, the Company and the several Underwriters in accordance with its terms.

Very truly yours,

S.A.C. Capital Associates, LLC

By:	/s/ Peter A. Nussbaum
Name:	Peter A. Nussbaum
Title:	General Counsel/Authorized Signatory

PRENTICE CAPITAL PARTNERS, LP By: PRENTICE CAPITAL GP, LP

By:	/s/ Matthew Hoffman
Name:	Matthew Hoffman
Title:	General Counsel

PRENTICE CAPITAL PARTNERS QP, LP By: PRENTICE CAPITAL GP, LP

By:	/s/ Matthew Hoffman
Name:	Matthew Hoffman
Title:	General Counsel

PRENTICE CAPITAL OFFSHORE LTD. By: PRENTICE CAPITAL MANAGEMENT, LP, its investment manager

By:	/s/ Matthew Hoffman
Name:	Matthew Hoffman
Title:	General Counsel

GPC XLIII, LLC By: PRENTICE CAPITAL MANAGEMENT, LP, its advisor

By:	/s/ Matthew Hoffman
Name:	Matthew Hoffman
Title:	General Counsel

GMM Capital LLC By: Michael Weiss or Mathew Hoffman, Attorneys-in-Fact

By:	/s/ Matthew Hoffman
Name:	Matthew Hoffman
Title:	General Counsel

THE WET SEAL, INC.

By:	/s/ John Luttrell
Name:	John Luttrell
Title:	CFO

The foregoing Underwriting Agreement is hereby

    confirmed and accepted as of the date first above

    written.

CREDIT SUISSE SECURITIES (USA) LLC

By: /s/ Jill Ford

Name: Jill Ford

Title: Managing Director

Acting on behalf of itself and as the Representative of

the several Underwriters.

SCHEDULE A

	Number of Firm Securities to be Sold				Number of Optional Securities to be Sold
Selling Stockholder	Tranche 1	Tranche 2	Tranche 3	Total Firm Securities
S.A.C. Capital Associates, LLC	4,977,005	5,594,108	3,902,800	14,473,913	1,989,753
Prentice Capital Partners, LP	5,835	—	—	5,835	6,165
Prentice Capital Partners QP, LP	38,412	—	—	38,412	40,588
Prentice Capital Offshore Ltd.	120,907	—	—	120,907	127,760
GPC XLIII, LLC	34,846	—	—	34,846	36,821
GMM Capital LLC	1,326,087	—	—	1,326,087	198,913

Total	6,503,092	5,594,108	3,902,800	16,000,000	2,400,000

SCHEDULE B

Underwriter	Number of Firm Securities to be Purchased
Credit Suisse Securities (USA) LLC	6,400,000
Cowen and Company, LLC	3,040,000
Piper Jaffray & Co.	3,040,000
Brean, Murray, Carret & Co., LLC	1,440,000
Roth Capital Partners, LLC	1,440,000
ABN Amro Rothschild LLC	320,000
B. Riley & Co. Inc.	320,000

Total	16,000,000

SCHEDULE C

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

Electronic road show available at www.netroadshow.com/custom/cs/

Issuer Free Writing Prospectus filed with the Commission on December 20, 2006

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

1.	The initial price to the public of the Offered Securities.

SCHEDULE D

Form of Comfort Letter of Deloitte & Touche LLP

1.     We are an independent registered public accounting firm with respect to the Company within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Securities and Exchange Commission (“SEC”) and the Public Company Accounting Oversight Board (United States) (“PCAOB”).

2.     In our opinion, the consolidated financial statements audited by us and incorporated by reference in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Act and the rules and regulations adopted by the SEC.

3.     We have not audited any financial statements of the Company as of any date or for any period subsequent to January 28, 2006; although we have conducted an audit for the year ended January 28, 2006, the purpose (and therefore the scope) of the audit was to enable us to express our opinion on the consolidated financial statements as of January 28, 2006, and for the year then ended, but not on the financial statements for any interim period within that year. Therefore, we are unable to and do not express any opinion on (i) the unaudited condensed consolidated balance sheets as of April 29, July 29, and October 28, 2006, (ii) the unaudited condensed consolidated statements of operations and cash flows for the 13 weeks ended April 29, 2006 and April 30, 2005; 13 and 26 weeks ended July 29, 2006 and July 30, 2005, respectively; and 13 and 39 weeks ended October 28, 2006 and October 29, 2005, respectively, and (iii) the unaudited condensed consolidated statement of stockholders’ equity for the 13 weeks ended April 29, 2006, 26 weeks ended July 29, 2006 and July 30, 2005, and 39 weeks ended October 28, 2006 and October 29, 2005, incorporated by reference in the Registration Statement, or on the financial position, results of operations, or cash flows as of any date or for any period subsequent to January 28, 2006.

4.     For purposes of this letter, we have read the 2006 minutes of meetings of the stockholders, the Board of Directors of the Company, the Compensation Committee, and the Audit Committee as set forth in the minutes books from January 29, 2006 to August 16, 2006, officials of the Company having advised us that the minutes of all such meetings through that date were set forth therein and also that as of December 18, 2006, no minutes, or draft minutes, of such meetings exist with respect to the period from August 17, 2006 to December 18, 2006; we have carried out other procedures to December 18, 2006, as follows (our work did not extend to December 21, 2006, inclusive):

a.     With respect to the 13 weeks, 26 weeks, and 39 weeks ended April 29, 2006, July 29, 2006, October 28, 2006, and April 30, 2005; July 30, 2005; and October 29, 2005, respectively, we have;

        (i) Performed the procedures specified by the PCAOB for a review of interim financial information as described in Statement on Auditing Standards 100, Interim Financial Information, on (i) the unaudited condensed consolidated balance sheets as of April 29, 2006, July 29, 2006, and October 28, 2006, (ii) the unaudited condensed consolidated statements of operations and cash flows for the 13 weeks ended April 29, 2006 and April 30, 2005; 13 and 26 weeks ended July 29, 2006 and July 30, 2005, respectively; and 13 and 39 weeks ended October 28, 2006 and October 29, 2005, respectively, and (iii) the unaudited condensed consolidated statement of stockholders’ equity for the 13 weeks ended April 29, 2006, 26 weeks ended July 29, 2006 and July 30, 2005, and 39 weeks ended October 28, 2006 and October 29, 2005, incorporated by reference in the Registration Statement.

        (ii) Inquired of certain officials of the Company who have responsibility for financial and accounting matters whether the unaudited condensed consolidated financial statements referred to in a.(i) comply as to form in all material respects with the applicable accounting requirements of the Act and the related rules and regulations adopted by the SEC.

b.     With respect to the period from October 29, 2006 to November 25, 2006, we have;

        (i)     Read the unaudited internal consolidated financial statements of the Company for the four weeks ended November 25, 2006 and November 26, 2005, furnished to us by the Company. Such financial statements are, however, incomplete in that they omit the statements of cash flows and notes. Officials of the Company have advised us that no such financial statements as of any date or for any period subsequent to November 25, 2006, were available.

        (ii)     Inquired of certain officials of the Company who have responsibility for financial and accounting matters whether the unaudited internal consolidated financial statements referred to in b.(i) are stated on a basis substantially consistent with that of the audited consolidated financial statements incorporated by reference in the Registration Statement. The foregoing procedures do not constitute an audit conducted in accordance with standards of the PCAOB. Also, they would not necessarily reveal matters of significance with respect to the comments in the following paragraph. Accordingly, we make no representations regarding the sufficiency of the foregoing procedures for your purposes.

5.     Nothing came to our attention as a result of the foregoing procedures, however, that caused us to believe that:

a.     (i)     Any material modifications should be made to the unaudited condensed consolidated financial statements described in 4.a.(i), incorporated by reference in the Registration Statement, for them to be in conformity with accounting principles generally accepted in the United States of America.

        (ii)     The unaudited condensed consolidated financial statements described in 4.a.(i) do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related rules and regulations adopted by the SEC.

b.    (i)     At November 25, 2006, there was any change in the capital stock (except for the effects of converting convertible notes into 166,667 shares of common stock), increase in long term debt or decrease in consolidated net current assets (current assets net of current liabilities) or stockholders’ equity of the consolidated companies as compared with amounts shown in the October 28, 2006, unaudited condensed consolidated balance sheet incorporated by reference in the Registration Statement, or

        (ii)     For the 4 weeks from October 29, 2006 to November 25, 2006, there were any decreases, as compared with the four weeks from October 30, 2005 to November 26, 2005, in consolidated net sales or in the total or per-share amounts of net income (loss), except in all instances for changes, increases, or decreases that the Registration Statement discloses have occurred or may occur and except that the unaudited consolidated balance sheet as of November 25, 2006, which we were furnished by the Company, showed a decrease from October 28, 2006, in consolidated net current assets and stockholders equity as follows (in thousands of dollars):

	October 28, 2006	November 25, 2006
Current assets	$130,816	$142,420
Current liabilities	60,857	72,940

Net current assets	$69,959	$69,480

6.     As mentioned in 4.b.(i) above, officials of the Company have advised us that no consolidated financial statements as of any date or for any period subsequent to November 25, 2006, are available; accordingly, the procedures carried out by us with respect to changes in financial statement items after November 25, 2006, have been, of necessity, even more limited than those with respect to the periods referred to in 4. We have inquired of certain officials of the Company who have responsibility for financial and accounting matters regarding whether (a) at December 21, 2006, there was any change in the capital stock (except for the effects of converting convertible notes into 166,667 shares of common stock for the four weeks ended November 25, 2006), increase in long-term debt, or any decreases in consolidated net current assets or stockholders’ equity of the consolidated companies as compared with amounts shown on the October 28, 2006, unaudited condensed consolidated balance sheet incorporated by reference in the Registration Statement; or (b) for the period from October 29, 2006 to December 21, 2006, there were any decreases, as compared with the corresponding period in the preceding year, in consolidated net sales or in the total or per-share amounts of consolidated net income (loss). On the basis of these inquiries and our reading of the minutes as described previously herein, nothing came to our attention that caused us to believe that there was any such change, increase, or decrease, except in all instances for changes, increases, or decreases that the Registration Statement discloses have occurred or may occur.

7.     For purposes of this letter, we have also read the items identified by you on the attached copy of selected pages of the Registration Statement and have performed the following procedures, which were applied as indicated with respect to the symbols explained below:

Procedure	Description

(A)	Compared the dollar amount, percentage, or numerical amount shown to the corresponding amounts shown in the Company’s audited consolidated financial statements including notes thereto, incorporated by reference in the Registration Statement, as of or for the period indicated, and found them to be in agreement, either before or after rounding.

(B)	Proved the arithmetical accuracy of the dollar amount, percentage, or numerical amount, either before or after rounding, using data contained in the Company’s audited consolidated financial statements, including notes thereto, incorporated by reference in the Registration Statement, as of or for the period indicated.

(C)	Compared the percentage, ratio, dollar amount, or numerical amount to the corresponding amounts shown in a schedule prepared by the Company’s accounting personnel and found them to be in agreement either before or after rounding. Compared the amounts shown on the schedule to the corresponding amounts shown in the Company’s accounting records and found them to be in agreement. In addition, proved the arithmetical accuracy, as applicable, of the percentage, ratio, dollar amount, or numerical amount using data contained in the schedule.

(D)	Compared the dollar amount, percentage, or numerical amount shown to the corresponding amounts shown in the Company’s unaudited interim condensed consolidated financial statements, including notes thereto, incorporated by reference in the Registration Statement, as of or for the period indicated and found them to be in agreement, either before or after rounding.

(E)	Proved the arithmetical accuracy of the dollar amount, percentage, or numerical amount, either before or after rounding, using data contained in the Company’s unaudited interim condensed consolidated financial statements, including notes thereto, incorporated by reference in the Registration Statement, as of or for the period indicated.

(F)	Compared the percentage, ratio, dollar amount, or numerical amount to the corresponding amounts shown in a schedule prepared by the Company’s accounting personnel and found them to be in agreement either before or after rounding. In addition, proved the arithmetical accuracy, as applicable, of the percentage, ratio, dollar amount, or numerical amount using data contained in the schedule.

(G)	Proved the arithmetical accuracy of the dollar amount, percentage, ratio, or numerical amount, either before or after rounding, using pro forma as adjusted assumptions (i.e., issuance price, number of shares) contained elsewhere in the Registration Statement. However we make no comment as to the issuance price or the number of shares to be issued.

8.     Our audit of the consolidated financial statements for the periods referred to in the introductory paragraph of this letter comprised audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole. For none of the periods referred to therein, or any other period, did we perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated above, and accordingly, we express no opinion thereon.

9.     It should be understood that we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures enumerated in paragraph 7; also, such procedures would not necessarily reveal any material misstatement of the amounts or percentages listed above. Further, we have addressed ourselves solely to the foregoing data as set forth in the Registration Statement and make no representations regarding the adequacy of disclosures or regarding whether any material facts have been omitted.

10.     This letter is solely for the information of the addressees and to assist the underwriters in conducting and documenting their investigation of the affairs of the Company in connection with the offering of the securities covered by the Registration Statement, and it is not to be used, circulated, quoted, or otherwise referred to within or without the underwriting group for any other purpose, including but not limited to the registration, purchase, or sale of securities, nor is it to be filed with or referred to in whole or in part in the Registration Statement or any other document, except that reference may be made to it in the underwriting agreement or in any list of closing documents pertaining to the offering of the securities covered by the Registration Statement.

SCHEDULE E

Jonathan Duskin

Sidney M. Horn

Harold D. Kahn

Kenneth M. Reiss

Alan Siegel

Joel M. Waller

Henry D. Winterstern

Michael Zimmerman

Gregory S. Gemette

Dyan Jozwick

John J. Luttrell

Gary White

S.A.C. Capital Associates, LLC

Prentice Capital Partners, LP

Prentice Capital Partners QP, LP

Prentice Capital Offshore, Ltd.

GPC XLIII, LLC

GMM Capital LLC

SCHEDULE F

Each state of the United States, other than any state listed below (if any):

SCHEDULE G

Form of Opinion of Schulte Roth & Zabel LLP

1.     The Underwriting Agreement has been duly executed and delivered by or on behalf of the Foreign Selling Stockholder insofar as such execution and delivery is governed by New York law. The Underwriting Agreement has been duly authorized, executed and delivered by or on behalf of each of the US Selling Stockholders.

2.     The execution and delivery by each Selling Stockholder of, and the performance by each Selling Stockholder of its obligations under, the Underwriting Agreement will not contravene (a) any provision of applicable federal securities laws of the United States of America and the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act, which, in our experience, are normally applicable to selling stockholders generally in connection with transactions of the type contemplated by the Underwriting Agreement, (b) certificates of limited partnership or formation, as applicable, of the US Selling Stockholders filed with the Secretary of the State of Delaware, (c) any limited partnership, limited liability company or other similar agreement binding upon such Selling Stockholder filed with the Secretary of State of the State of Delaware or (d) to our knowledge, any judgment, order or decree of any federal United States, New York or Delaware governmental body, agency or court having jurisdiction over such Selling Stockholder. No consent, approval, authorization or order of, or qualification with, any federal United States, New York or Delaware governmental body or agency which, in our experience, is normally applicable to selling stockholders generally in connection with transactions of the type contemplated by the Underwriting Agreement is required for the performance by any Selling Stockholder of its obligations under the Underwriting Agreement, except such as may be required by state securities or blue sky laws, as to which we express no opinion.

3.     Upon payment for the Firm Securities to be sold by the Selling Stockholders to each of the several Underwriters as provided in the Underwriting Agreement, and the crediting of such Firm Securities on the records of DTC to security accounts in the name of such Underwriter, assuming that neither DTC nor such Underwriter has notice of any adverse claim (as such phrase is used in Section 8-105 of the Uniform Commercial Code as in effect in the State of New York (the “UCC”)) to such Firm Securities or a security entitlement in respect thereof, (i) under Section 8-501 of the UCC, such Underwriter will acquire a security entitlement in respect of such Firm Securities and (ii) to the extent governed by Article 8 of the UCC, no action based on any adverse claim to such Firm Securities may be asserted against such Underwriter; it being understood that, for purposes of this opinion, it has been assumed that, when such payment and crediting occur, (x) DTC will be a “clearing corporation” within the meaning of Section 8-102 of the UCC and (y) appropriate entries to the securities account or accounts in the name of such Underwriter on the records of DTC will have been made pursuant to the UCC.

SCHEDULE H

Form of Opinion of Walkers

1.     The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

2.     The Company has full corporate power, and authority to execute and deliver the Document to which it is a party and to perform its obligations under the Document.

3.     The Document has been duly authorised and executed and, when delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

4.     The execution, delivery and performance of the Document, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

(a)     contravene any law, public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or

(b)     contravene the Memorandum and Articles of Association of the Company.

5.     Neither the execution, delivery or performance of the Document nor the consummation or performance of any of the transactions contemplated thereby by the Company, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency.

6.     The law chosen in the Document to govern its interpretation would be upheld as a valid choice of law in any action on that document in the courts of the Cayman Islands.

7.     There are no stamp duties (other than the stamp duties mentioned in qualification 2 in Schedule 3), income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the enforcement or admissibility in evidence of the Document or on any payment to be made by the Company or any other person pursuant to the Document. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

8.     None of the parties to the Document (other than the Company) is or will be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, delivery, performance or enforcement of the Document.

9.     A judgment obtained in a foreign court will be recognised and enforced in the courts of the Cayman Islands without any re-examination of the merits at common law, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, where the judgment is final and in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules and which is conclusive, for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations, and which was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

10.     It is not necessary or advisable under the laws of the Cayman Islands that the Document or any document relating thereto be registered or recorded in any public office or elsewhere in the Cayman Islands in order to ensure the validity, effectiveness or enforceability of the Document.

11.     It is not necessary under the laws of the Cayman Islands (a) in order to enable any party to the Document to enforce their rights under the Document or (b) solely by reason of the execution, delivery and performance of the Document that any party to the Document should be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands or any other political subdivision thereof.

12.     The Company has executed an effective submission to the jurisdiction of the courts of the jurisdiction specified in the Document.

13.     The Company is subject to civil and commercial law with respect to its obligations under the Document and neither the Company nor any of its assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Document, which obligations constitute private and commercial acts rather than governmental or public acts.

14.     Based solely upon our examination of the Cause List and the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted on 27 December 2006 (the “Search Date”), which is the last business day before the date of this opinion, we confirm that, as at the time of our examination, there are no actions, suits or proceedings pending against the Company before the Grand Court of the Cayman Islands and no steps have been, or are being, taken to compulsorily wind up the Company and based solely upon our examination of the records of the Company referred to in this opinion, as at the time of our examination no resolution voluntarily to wind up the Company has been adopted by its members.

15.     A judgment of a court in the Cayman Islands may be expressed in a currency other than Cayman Islands dollars.

16.     There are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the Cayman Islands.

SCHEDULE I

Form of Opinion of Webster Dyrud Mitchell

1.     The Underwriting Agreement has been duly authorized, executed and delivered by or on behalf of SAC Associates.

2.     The execution and delivery by SAC Associates of, and the performance by SAC Associates of its obligations under, the Underwriting Agreement will not contravene (a) any provision of applicable law which, in our experience, is normally applicable to selling stockholders generally in connection with transactions of the type contemplated by the Underwriting Agreement, (b) the certificate of formation of SAC Associates filed with the Registrar of Companies of Anguilla, (c) the operating agreement of SAC Associates in effect as of the date hereof or (d) any judgment, order or decree known to us of any governmental body, agency or court having jurisdiction over SAC Associates. No consent, approval, authorization or order of, or qualification with, any governmental body or agency which, in our experience, is normally applicable to selling stockholders generally in connection with transactions of the type contemplated by the Underwriting Agreement, is required for the performance by SAC Associates of its obligations under the Underwriting Agreement.

SCHEDULE J

Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLC

1.     The GMM Selling Stockholder has the power and authority to execute and deliver each of the Transaction Documents and to consummate the transactions contemplated thereby.

2.     The Power of Attorney has been duly authorized, executed and delivered by the GMM Selling Stockholder.

3.     The Underwriting Agreement has been duly authorized by the GMM Selling Stockholder and, assuming the due execution and delivery of the Underwriting Agreement by an Attorney, such execution and delivery is effective as to the GMM Selling Stockholder.

4.     The Custody Agreement has been duly authorized, executed and delivered by the GMM Selling Stockholder and is a valid and binding agreement of the GMM Selling Stockholder, enforceable against the GMM Selling Stockholder in accordance with its terms.

5.     The execution and delivery by the GMM Selling Stockholder of each of the Transaction Documents and the consummation by the GMM Selling Stockholder of the transactions contemplated thereby will not (i) conflict with the Certificate of Formation or Operating Agreement or (ii) violate or conflict with, or result in any contravention of, any Applicable Law or any Applicable Order.

6.     No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required for, the execution or delivery of each of the Transaction Documents by the GMM Selling Stockholder or the consummation by the GMM Selling Stockholder of the transactions contemplated thereby.

7.     An action based on an adverse claim to the financial asset consisting of GMM Shares deposited in or held by the Depository Trust Company (“DTC”), whether such action is framed in conversion, replevin, constructive trust, equitable lien, or other theory, may not be successfully asserted against the Representative assuming that the Representative acquires security entitlements with respect to such GMM Shares from DTC and neither the Representative nor any Underwriter has notice of any adverse claims with respect to such financial asset.

SCHEDULE K

Form of Opinion of Willkie Farr & Gallagher LLP

1.     The Underwriting Agreement has been duly executed and delivered by or on behalf of SAC Associates.

2.     The execution and delivery by SAC Associates of, and the performance by SAC Associates of its obligations under, the Underwriting Agreement will not contravene (a) any provision of applicable law which, in our experience, is normally applicable to selling stockholders generally in connection with transactions of the type contemplated by the Underwriting Agreement, or (b) any judgment, order or decree known to us of any governmental body, agency or court having jurisdiction over SAC Associates. No consent, approval, authorization or order of, or qualification with, any governmental body or agency which, in our experience, is normally applicable to selling stockholders generally in connection with transactions of the type contemplated by the Underwriting Agreement, is required for the performance by SAC Associates of its obligations under the Underwriting Agreement, except such as may be required by state securities or “blue sky” laws, as to which we express no opinion.

3.     Upon payment for the Securities to be sold by SAC Associates to each of the several Underwriters as provided in the Underwriting Agreement, the delivery of such Securities to Cede & Co. or such other nominee as may be designated by The Depository Trust Company (“DTC”), the registration of such Securities in the name of Cede & Co. or such other nominee and the crediting of such Securities on the records of DTC to security accounts in the name of such Underwriter, assuming that neither DTC nor such Underwriter has notice of any adverse claim (as such phrase is used in Section 8-105 of the Uniform Commercial Code as in effect in the State of New York (the “UCC”)) to such Securities or a security entitlement in respect thereof, (i) under Section 8-501 of the UCC, such Underwriter will acquire a security entitlement in respect of such Securities and (ii) to the extent governed by Article 8 of the UCC, no action based on any adverse claim to such Securities may be asserted against such Underwriter; it being understood that, for purposes of this opinion, it has been assumed that, when such payment, delivery and crediting occur, (x) such Securities will have been registered in the name of Cede & Co. or such other nominee as may be designated by DTC, in each case on the Company’s share registry in accordance with its certificate of incorporation, bylaws and applicable law, (y) DTC will be acting as a “clearing corporation” within the meaning of Section 8-102 of the UCC and (z) appropriate entries to the securities account or accounts in the name of such Underwriter on the records of DTC will have been made pursuant to the UCC.

SCHEDULE L

Subsidiaries

Wet Seal Catalog, Inc.

The Wet Seal Retail, Inc.

Wet Seal GC, Inc.

WSCC Buying Group, Inc.